NEWS RELEASE
Insert Image Header
Contact:

FOR IMMEDIATE RELEASE

United Fuel & Energy REPORTS RESULTS
FOR THE FIRST QUARTER OF 2008

Midland, Texas - May 15, 2008 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced its financial and operational results for the three months ended March 31, 2008.

First Quarter Results

Revenue for the first quarter of 2008 increased 175% to $208.1 million compared to revenue of $75.7 million for the first quarter of 2007. The $132.4 million increase in revenue was primarily due to a 227% increase in sales volumes to 71.6 million gallons, and a substantial increase in selling prices for fuel and lubricant products. The Cardlock Fuels System acquisition, effective October 5, 2007, accounted for 58% of the overall increase in revenues and 68% of the increase in volumes. The Reamax acquisition, effective May 1, 2007 and the Propane Direct acquisition, effective July 1, 2007 also contributed to the increase.
Cost of sales in the first quarter of 2008, increased $127.3 million to $192.6 million compared to the same period in 2007. This increase was primarily due to increases in crude oil prices, and thus the cost of the product purchases, as well as increases in volume. Product prices averaged $2.69 per gallon for the 2008 period as compared to $1.97 per gallon for the comparative 2007 period. Gross profit increased to $15.5 million, while operating income declined to $0.3 million in the 2008 first quarter, due to a significant increase in expenses. The increase in expenses were primarily associated with the businesses acquired after March 31, 2007 and additional expenses related to payroll and telecommunication costs.
  Net loss applicable to common equity was $1.2 million, net of a $246,000 preferred stock dividend, for the first quarter of 2008, versus net loss applicable to common equity of $471,000, net of a $256,000 preferred stock dividend, for the same period in 2007. Diluted loss per share in the first quarter of 2008 was $0.03 on weighted average shares outstanding of 40.1 million, compared to net loss of $0.03 per diluted share for the first quarter of 2007 on weighted average shares outstanding of 22.6 million.

EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the first quarter of 2008 was $2.1 million, compared to EBITDA of $1.7 million in the first quarter of 2007. A reconciliation of EBITDA to net income is provided at the end of this release.

“During the first quarter we made good progress toward moving back to profitability and we are already seeing further progress in the second quarter,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “We are on target to achieve profitability in the third and fourth quarters as our efficiency and cost saving initiatives really take hold. Our technology implementations are almost complete. More than ever, we see our fleet of new fuel efficient trucks equipped with technology to better manage the truck routes and do real-time customer invoicing, as a significant competitive advantage at a time of high fuel prices and tight credit markets.

“We have seen continued improvement in our Lubricant and Propane Divisions and our fuel volumes are at an all time high. The current commodity prices have both a benefit and a cost. The benefit is that a large portion of our customer base is in the energy industry and is extremely active. On the downside, larger debt levels associated with the higher cost of our inventory and the corresponding higher interest expense, negatively impacts our earnings. As we work to better utilize our working capital and cash flow, we have adopted fifteen day sales terms for our fuel divisions and have recently seen our days sales outstanding decline by 15%. This reduction, when fully realized, in the days of working capital required should allow us to continue to support our customer base and grow organically while maintaining a sufficient bank line available for potential further increases in commodity prices.”

Conference Call

United Fuel will host a conference call to discuss its 2008 first quarter results and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) Friday, May 16, 2008. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2125 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through May 23, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11114447#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

· Card-lock operation (unattended re-fueling of commercial vehicles).
· Wholesale fuels and lubricants (to commercial customers).
· Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of net income to EBITDA follows:

Reconciliation of Net Income to EBITDA
 (in thousands)

	Quarter ended March 31,
	2008	2007
Net income (loss) applicable to common	($1,182)	($471)
Preferred Stock Dividend	246	256
Net income (loss)	-936	-215
Plus:
Depreciation and amortization	1,187	638
Interest expense	1,193	1,046
Income tax expense (benefit)	-482	-101
Other noncash expense	297	306
EBITDA	$2,059	$1,674

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007
		(Restated)
Revenues
Sales	$207,007	$74,862
Other	1,113	900
Total revenues	208,120	75,762

Cost of sales	192,636	65,348

Gross profit	15,484	10,414

Expenses
Operating	6,953	4,899
General and administrative	7,162	4,191
Depreciation, amortization and accretion	1,081	520
Total expenses	15,196	9,610

Operating income	288	804

Other income (expense)
Interest expense	(1,993)	(1,046)
Amortization of debt issue costs	(106)	(118)
Other income (expense), net	393	44
Total other expenses	(1,706)	(1,120)

Loss before income taxes	(1,418)	(316)

Income tax benefit	(482)	(101)

Net loss	$(936)	$(215)

Cumulative preferred stock dividend	$246	$256

Net loss applicable to common equity	$(1,182)	$(471)

Net loss per common share:
Basic	$(0.03)	$(0.03)
Diluted	$(0.03)	$(0.03)

Weighted average common shares outstanding:
Basic	40,095	14,070
Diluted	40,134	22,603

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2008	2007
ASSETS	(Unaudited)

CURRENT ASSETS
Cash	$4,359	$4,096
Accounts receivable, net	98,299	91,031
Other receivables	4,273	421
Inventories, net of allowance	16,074	16,512
Prepaid expense	1,949	1,738
Deferred taxes	1,016	417
Total current assets	125,970	114,215

PROPERTY, PLANT AND EQUIPMENT, net	41,206	41,606

OTHER ASSETS
Cash value of life insurance	2,860	2,839
Goodwill	24,844	24,844
Debt issuance costs, net	1,751	1,857
Deferred income taxes	-	2,626
Other	1,455	1,439
Total other assets	30,910	33,605
	$198,086	$189,426

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$3,573	$3,605
Accounts payable	27,163	25,602
Accounts payable to related parties	20,305	21,563
Accrued and other current liabilities	4,990	4,755
Accrued income taxes	2,389	1,563
Total current liabilities	58,420	57,088

OTHER LIABILITIES
Long-term debt, less current maturities	88,725	80,551
Asset retirement obligations	186	184
Other liabilities	1,495	1,534
Total other liabilities	90,406	82,269

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	-	-
Common stock	40	40
Paid-in capital	54,358	53,987
Retained earnings (deficit)	(5,138)	(3,958)
Total stockholders' equity	49,260	50,069
	$198,086	$189,426